Exhibit 10.1

TERMINATION AGREEMENT OF
"MANUFACTURING AND SUPPLY AGREEMENT"

This Termination Agreement of the Manufacturing and Supply Agreement between Mitsui Chemicals, Inc. (hereinafter referred to as "MCI") and Southwall Technologies Inc. (hereinafter referred to at "STI") dated June 26, 2003 (hereinafter referred to as the "Agreement") amends and supersedes the Agreement.

This Termination Agreement is effective as of November 15, 2007 (the "Effective Date"). This Termination Agreement documents the agreement between the parties hereto with regard to early termination of the Agreement.

Unless otherwise specifically provided for or amended in this Termination Agreement, all capitalized definitions used herein shall have the meanings provided for them in the Agreement.

According to Article 14 (Term and Termination) of the Agreement, the Agreement was scheduled to remain in effect until December 31, 2007. As a result of MCI's decision to cease purchasing PDP Films, and in consideration for early termination of the previously committed binding forecast, MCI agrees to pay STI three million United States Dollars ($3,000,000) for the undelivered quantities of PDP films.

The parties agree that two million nine hundred fifty-nine thousand and three hundred and thirty three United States dollars represents a portion of the unabsorbed fixed expenses in STI's Dresden, Germany plant resulting from MCI's early termination of the previously committed 2007 binding forecast.

The parties specifically agree that MCI's fulfillment of its payment obligation set forth in the above terms constitutes full settlement of the "take or pay" provision described in Article 9.2 of the Agreement.

With the exception of the payment obligation of MCI reflected in this Termination Agreement, upon the termination of the Agreement, the parties hereby release and forever discharge each other (and each party's successors or assigns) from any and all demands, damages, actions and claims of every kind. whether known or unknown, from the beginning of time to the present, including, without limitation, any claims arising out of the Agreement.

Notwithstanding the foregoing, the obligations set forth in Article 10 (Product Liability), 11 (Future Cooperation), 12 (Secrecy), and 15 (Governing Law and Arbitration) of the Agreement shall survive the termination of the Agreement.

This Termination Agreement shall be governed and construed by the laws of the State of New York, U.S.A.

Mitsui Chemicals, Inc.	Southwall Technologies Inc.